CNS Response, Inc.

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

November __, 2012

Sail Capital Partners
3161 Michelson Drive
Suite 750
Irvine, CA 92612

Re:	Governance Agreement

Ladies and Gentlemen:

This letter agreement confirms the understanding and agreement between CNS Response, Inc., a Delaware corporation (the “Company”), on the one hand, and Sail Capital Partners (“Stockholder”), on the other hand. The Company has experienced continuing losses, extreme cash flow shortfalls, has been unable to satisfy its financial obligations as they have become due and has failed in numerous attempts to raise additional capital through the sale of equity securities. Various investors led by the Stockholder and including the Stockholder have agreed to make an investment in convertible promissory notes issued by the Company. As a condition to the investment, the Stockholder has requested that there be certain changes to the composition of the Board of Directors with the understanding that the Board be composed of persons who will lead the Company through the challenges facing the Company during the next several years. Accordingly, the Company has agreed with the Stockholder as follows:

1.	Current Board Composition. As soon as reasonably practicable, the Company agrees to appoint three persons nominated by Stockholder (the “Board Designees”) to the Board of Directors and agrees to cause to be created vacancies for such purpose; provided, however, that no such appointments shall be required unless (i) each such Board Designee shall be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors and applicable legal, regulatory and stock market requirements, and (ii) at least two of the aggregate number of such nominees shall meet the independence requirements with respect to the Company of the Rules of The Nasdaq Stock Market or any successor thereto (including those requirements pertaining to audit committee members). In addition, the Company shall not increase the number of persons who may comprise the Board of Directors to more than seven persons without the express written consent of the Stockholder.

2.	Future Stockholder Meetings. At each meeting of stockholders of the Company at which Directors are nominated and elected, the Company agrees to nominate for election at any such meeting, three Board Designees designated by Stockholder and to take all necessary action to support the election of each such Board Designee, to oppose any challenges to any such Board Designee. If at any meeting of Stockholders of the Company, a Board Designee fails to receive sufficient votes to be elected, the Company shall hold a meeting of stockholders as soon as practicable after the last meeting for the purpose of electing an alternative Board Designee or alternative Board Designees designated by the Stockholder. Each Board Designee nominated under this Paragraph 2 shall satisfy each of the conditions (i) and (ii) set forth in Paragraph 1 above.

Sail Capital Partners

November __, 2012

3.	Qualification. Stockholder will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Corporate Governance and Nominations Committee may reasonably request. Each Board Designee shall be subject to the policies and requirements of the Company and its Board of Directors, including the Corporate Governance Guidelines of the Board of Directors and the Company’s Code of Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board of Directors. The Company shall indemnify the Board Designees and provide the Board Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable law or otherwise.

4.	Other Investor. It is understood that simultaneous with the execution of this Letter Agreement, the Company is entering into a similar agreement with another stockholder. It is understood and acknowledged that there is no agreement or understanding between the two designating parties, nor are they acting in concert, with respect to the designation of any persons or the voting of any shares.

5.	Entire Agreement. This letter agreement contains the entire agreement between and among the parties concerning the subject matter of this letter agreement and supersedes all prior agreements and understandings with respect to such subject matter.

6.	Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7.	Assignment. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. This letter agreement may not be assigned by the Company without the consent or other approval of Stockholder. This letter agreement may not be assigned by Stockholder without the prior written consent of the Company.

8.	Amendment. Except as expressly provided herein, neither this letter agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.	Termination. This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of (i) the sale of substantially all of the Company’s assets or a change of control of the Company, which shall be deemed to include, among other things, (A) any transaction or series of related transactions pursuant to which the stockholders of the Company prior to such transaction or series of transactions hold less than a majority of the voting power of the Company or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of the Company, and (B) any transaction or series of related transactions pursuant to which the members of the Board prior to such transaction or series of transactions constitute less than a majority of the members of the Board or the board of directors of any successor in interest thereto; or (ii) any transaction pursuant to which the Company sells securities to parties not including the Stockholder from which the Company receives gross proceeds of not less than $10,000,000.

10.	Notices. All notices and other communications pursuant to this letter agreement shall be in writing and shall be delivered personally, sent by facsimile (with receipt confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

Sail Capital Partners

November __, 2012

If to the Company:

CNS Response, Inc.
85 Enterprise, Suite 410
Aliso Viejo, CA 92656

Attention:
Corporate Secretary
Telephone:	(949) 420-4400
Facsimile:	(866) 294-2611

If to Sail Capital Partners:

Sail Capital Partners
3161 Michelson Drive
Suite 750
Irvine, CA 92612

Attention:
Telephone:
Facsimile:

Each such notice or other communication shall for all purposes of this letter agreement be treated as effective or having been given: (i) if delivered personally, when delivered, (ii) if sent by facsimile, upon confirmation of facsimile transfer, (iii) if sent by nationally-recognized overnight courier, on the first business day after the business day on which the same has been deposited with such overnight courier, or (iv) if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

11.	Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this letter agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Stockholder shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this letter agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

Sail Capital Partners

November __, 2012

12.	Facsimile; Counterparts. This letter agreement may be executed by facsimile and in two or more counterparts, each of which may be executed by fewer than all of the parties hereto, each of which shall be fully enforceable against each of the other parties hereto actually executing such counterparts, and all of which together shall constitute one and the same instrument, enforceable against all of the parties hereto.

13.	Severability. In the event that any term or provision of this letter agreement shall become, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said term or provision as close as possible to the intent of the parties hereto.

Sail Capital Partners

November __, 2012

IN WITNESS WHEREOF, each of the parties hereto has executed this letter agreement as of the date first written above.

CNS RESPONSE, INC.

By:
Name:	George Carpenter
Title:	President and Chief Executive Officer

SAIL CAPITAL PARTNERS

By:
Name:
Title:

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